Exhibit 4.2

AMENDED CERTIFICATE OF INCORPORATION

OF

SWITCH & DATA FACILITIES COMPANY, INC.

I.

The name of this Corporation is Switch & Data Facilities Company, Inc., a Delaware corporation.

II.

The address, including street, number, city and county, of the registered office of this Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of this Corporation in the State of Delaware at such address is Corporation Service Company.

III.

The nature of the business and of the purposes to be conducted and promoted by this Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

IV.

The total number of shares of stock which this Corporation shall have authority to issue is two hundred twenty-five million (225,000,000) shares, of which twenty-five million (25,000,000) shares of the par value of $0.0001 per share shall be Preferred Stock and two hundred million (200,000,000) shares of the par value of $0.0001 per share shall be Common Stock.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of this Corporation.

A.	COMMON STOCK

The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any of the then outstanding Preferred Stock. Upon the dissolution or liquidation of this Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of this

Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B.	PREFERRED STOCK

The Board of Directors of this Corporation is hereby expressly granted the authority by resolution or resolutions to establish and issue the Preferred Stock in one or more series with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other special rights, including without limitation dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences, and with such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the establishment and issuance thereof adopted by the Board of Directors.

V.

Except as otherwise provided in this Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the By-Laws.

VI.

For the management of the business and for the conduct of the affairs of this Corporation, and in further definition, limitation and regulation of the powers of this Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that;

A.	BOARD OF DIRECTORS

1. Power, Number, Classes and Terms of the Directors. The management of the business and the conduct of the affairs of this Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall initially be six (6). The number of directors which shall constitute the whole Board of Directors which in no event shall be less than one, shall be fixed exclusively by one or more resolutions adopted by the Board of Directors and not inconsistent with this Certificate. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the first annual meeting of stockholders, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. The initial Board of Directors shall consist of the following individuals:

CLASS I DIRECTORS

William K. Luby

1715 North Westshore Boulevard, Suite 650

Tampa, Florida 33607

Kathleen Earley

1715 North Westshore Boulevard, Suite 650

Tampa, Florida 33607

CLASS II DIRECTORS

George B. Kelly

1715 North Westshore Boulevard, Suite 650

Tampa, Florida 33607

Arthur Matin

1715 North Westshore Boulevard, Suite 650

Tampa, Florida 33607

CLASS III DIRECTORS

Keith Olsen

1715 North Westshore Boulevard, Suite 650

Tampa, Florida 33607

M. Alex White

1715 North Westshore Boulevard, Suite 650

Tampa, Florida 33607

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

2. Removal of Directors. Neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of eighty percent (80%) of the voting power of all then-outstanding shares of capital stock of this Corporation entitled to vote generally at an election of directors.

3. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall, unless otherwise provided by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, even if less than a quorum is then in office, or by the sole remaining director, and shall not be filled by stockholders. Directors elected to fill a newly created directorship or other vacancies shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected and has qualified.

4. Written Ballot Not Required. Elections of directors need not be by written ballot unless the By-Laws of this Corporation shall otherwise provide.

5. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of this Corporation shall be given in the manner provided in the By-Laws of this Corporation.

VII.

To the fullest extent that the DGCL, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (1) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived any improper personal benefit. If the DGCL is hereafter amended to permit a corporation to further eliminate or limit the liability of a director of a corporation, then the liability of a director of this Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall, without further action of the directors or stockholders, be further eliminated or limited to the fullest extent permitted by the DGCL, as amended. Neither the amendment or repeal of this Article, nor the adoption of any provision of this Certificate or the By-Laws of this Corporation inconsistent with this Article shall adversely affect any right or protection of a director of this Corporation existing at the time of such amendment or repeal.

VIII.

This Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. This Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise. If the DGCL is hereafter amended to permit a corporation to provide for indemnification rights broader than those provided by this Article, then the persons referred to in this Article shall be indemnified and held harmless by this Corporation to the fullest extent permitted by the DGCL as so amended. Neither the amendment or repeal of this Article, nor the adoption of any provision of this Certificate or the By-Laws of this Corporation inconsistent with this Article shall adversely affect any right or protection of a director of this Corporation existing at the time of such amendment or repeal.